Park Pharmacy Corporation Announces New President and Director

DALLAS--(BUSINESS WIRE)--Nov. 19, 2001--Park Pharmacy Corporation (OTCBB:PPRX - news), a regional network of specialty pharmacies focusing on high-end and technical pharmacy services, today announced that its Board of Directors has appointed Craig Mackey as a director and as the President and Chief Operating Officer of the Company.

Mr. Mackey replaces Thomas R. Baker, who resigned from his position as Director, President and CEO on November 12, 2001. Prior to joining Park Pharmacy, Mr. Mackey served as the Chief Financial Officer, Secretary, Treasurer and a member of the Board of Directors of Williamson-Dickey Manufacturing Company, an apparel manufacturing company with domestic and international operations. The Board of Directors also approved the substitution of Mr. Mackey for Mr. Baker in the Company's proxy materials for its annual meeting of shareholders to be held on November 29, 2001. The Company will be mailing revised proxy materials on or before November 19, 2001 to reflect the change in its director nominees and management.

About Park Pharmacy

Park Pharmacy Corporation is based in Dallas, Texas and is developing a regional network of community and specialty pharmacies focusing on high-end and technical pharmacy services. Through its operating subsidiaries, Park Pharmacy provides a variety of services and products, such as (i) retail community drugstores offering a comprehensive inventory of medicines; (ii) infusion and compounding pharmacy services; (iii) durable and home medical equipment and supplies; (iv) home care/institutional pharmacies and (v) wholesale medical supply. Additionally, the Company's subsidiary, Rx-Pro, Inc., provides electronic patient charting, medical records and prescription transmission via the Internet and wireless Web, creating a paperless work environment for physicians, pharmacists, nurses and assisted living facility personnel.

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Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release that are not historical facts, including statements about plans and expectations regarding businesses and opportunities, demand and acceptance of new and existing businesses, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Park's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include challenges in integrating acquired businesses, changing consumer preferences, lack of success of new businesses, loss of Park's customers, competition, and other factors discussed from time to time in Park's filings with the Securities and Exchange Commission.

Contact:
     Park Pharmacy Corporation, Dallas
     Craig Mackey, 972/860-0202